EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 90 to the Registration Statement (Form N-1A, No. 002-88566) of our reports dated February 12, 2021, on the financial statements and financial highlights of  International Equity Portfolio, Mid Cap Growth Portfolio, Mid Cap Intrinsic Value Portfolio, Short Duration Bond Portfolio, Sustainable Equity Portfolio and U.S. Equity Index PutWrite Strategy Portfolio included in the December 31, 2020 Annual Report to Shareholders of Neuberger Berman Advisers Management Trust.

  /s/ Ernst & Young LLP

Boston, Massachusetts
April 16, 2021